                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES
                                       OF
                          INFORMATION ADVANTAGE, INC.

1. Information Advantage GmbH, an organization formed under the laws of Germany.

2. Information Advantage International Limited, an organization formed under the laws of England.